As filed with the Securities and Exchange Commission on February 27, 2013

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________________

PILGRIM’S PRIDE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-1285071
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1770 Promontory Circle,	80634-9038
Greeley, Colorado	(Zip Code)
(Address of Principal Executive Offices)

RESTRICTED SHARE AGREEMENT
(Full title of the plan)

Fabio Sandri
Chief Financial Officer
1770 Promontory Circle
Greeley, Colorado 80634-9038
(970) 506-8000
(Name, address, telephone number, including area code, of agent for service)

with a copy to:
W. Crews Lott
Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
	Amount to be	Proposed	maximum
Title of securities to	registered	maximum offering	aggregate offering	Amount of
be registered	(1)(2)	price per share (3)	price (3)	registration fee
Common Stock,
par value $0.01 per
share	200,000 shares	$8.76	$1,752,000	$238.97

     (1) This Registration Statement covers 200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Pilgrim’s Pride Corporation (the “Company”) issued pursuant to the restricted share agreement between the Company and William W. Lovette dated January 14, 2011.

     (2) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of Common Stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act. The price is based upon the average of the high and low prices of the Company’s Common Stock on February 22, 2013, as reported on The NASDAQ Stock Market LLC.

EXPLANATORY NOTE

     This Registration Statement covers 200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Pilgrim’s Pride Corporation (the “Company”) issued pursuant to the Restricted Share Agreement between the Company and William W. Lovette dated January 14, 2011. References in this Registration Statement and the prospectus which is a part hereof to “Pilgrim’s Pride,” “the Company,” “we,” “us,” “our,” or similar terms refer to Pilgrim’s Pride Corporation.

     This Registration Statement contains two parts. Part I contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. Part II of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

REOFFER PROSPECTUS
PILGRIM’S PRIDE CORPORATION
200,000 Shares of Common Stock
_______________________________

     This prospectus relates to shares of our Common Stock, which may be offered from time to time by William W. Lovette, the Company’s President and Chief Executive Officer, also referred to as the selling stockholder, for his own account. The shares of Common Stock covered by this prospectus were issued pursuant to the restricted share agreement between the Company and William W. Lovette dated January 14, 2011 (the “Share Agreement”).

     This prospectus has been prepared for the purpose of registering the shares of Common Stock under the Securities Act, to allow for future sale to the public by the selling stockholder, on a continuous or delayed basis. The selling stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

     Our Common Stock is quoted on The NASDAQ Stock Market LLC under the ticker symbol “PPC.” On February 25, 2013, the last reported sale price of our Common Stock was $8.72 per share.

_______________________________

Investing in our Common Stock involves risks.
You should consider carefully the risk factors beginning on page 1 of this prospectus.

_______________________________

     Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________________

The date of this prospectus is February 27, 2013.

REOFFER PROSPECTUS
TABLE OF CONTENTS

i

Prospectus Summary

     This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that may be important to you and that you should consider before investing in our Common Stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” and the other information incorporated by reference into this prospectus before making an investment decision. References to “Pilgrim’s Pride,” “the Company,” “we,” “us,” “our,” or similar terms refer to Pilgrim’s Pride Corporation.

     We are the second-largest chicken producer in the world with operations in the United States (“U.S.”), Mexico and Puerto Rico. We are primarily engaged in the production, processing, marketing and distribution of fresh, frozen and value-added chicken products to retailers, distributors and foodservice operators. We employ approximately 38,000 people and have the capacity to process more than 36 million birds per week for a total of more than 9.5 billion pounds of live chicken annually. In 2012, we generated $8.1 billion in total revenue and produced 7.9 billion pounds of chicken products.

     We have a broad geographic reach and we offer our diverse customer base a balanced portfolio of fresh and prepared chicken products. We have consistently provided our customers with high quality products and service with a focus on delivering higher-value, higher-quality products. As such, we have become a valuable partner to our customers and a recognized industry leader. Our sales efforts are largely targeted towards the foodservice industry, principally chain restaurants and food processors such as Yum! Brands®, Burger King® and Chick-fil-A®, distributors such as US Foods and Sysco® and retail customers including grocery store chains and wholesale clubs such as Kroger®, Wal-Mart®, Costco®, Publix® and Sam’s Club®. We also export products to customers in approximately 100 countries.

     Pilgrim’s Pride Corporation, which was incorporated in Texas in 1968 and reincorporated in Delaware in 1986, is the successor to a partnership founded in 1946 as a retail feed store. Our principal office is located at 1770 Promontory Circle, Greeley, Colorado 80634 and our telephone number is (970) 506-8000. Our Internet address is http://www.pilgrims.com. Information on our website or available by hyperlink from our website does not constitute part of this prospectus.

Forward Looking Statements

     This prospectus and other documents filed and incorporated by reference in this prospectus include or may contain certain forward-looking statements.

     Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “project,” “imply,” “intend,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those described under “Risk Factors” below and elsewhere in this prospectus.

     Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

     In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and we are not undertaking to address how any of these factors may have caused changes in information contained in previous filings or communications. The risks described below are not the only risks we face, and additional risks and uncertainties may also impair our business operations. The occurrence of any one or more of the following or other currently unknown factors could materially adversely affect our business and operating results.

Risk Factors

     You should carefully consider the risks and uncertainties described below before making an investment decision. Any of the following risks could materially adversely affect our business, operations, industry or financial position or our future financial performance. While we believe we have identified and discussed below all risk factors affecting our business that we believe are material, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our business, operations, industry, financial position and financial performance in the future. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

     Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients and chicken.

          Profitability in the chicken industry is materially affected by the commodity prices of feed ingredients and chicken, which are determined by supply and demand factors. As a result, the chicken industry is subject to cyclical earnings fluctuations.

          The production of feed ingredients is positively or negatively affected primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the U.S. and foreign governments and weather patterns throughout the world. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry’s and our ability to obtain feed ingredients, grow chickens or deliver products. Feed prices have been impacted by increased demand both domestically for ethanol and globally for protein production.

          Market prices for feed ingredients remained at historically high levels throughout 2012. Market prices for feed ingredients remain volatile. Consequently, there can be no assurance that the price of corn or soybean meal will not continue to rise as a result of, among other things, increasing demand for these products around the world and alternative uses of these products, such as ethanol and biodiesel production.

          High feed ingredient prices have had, and may continue to have, a materially adverse effect on our operating results, which has resulted in, and may continue to result in, additional noncash expenses due to impairment of the carrying amounts of certain of our assets. We periodically seek, to the extent available, to enter into advance purchase commitments or financial derivative contracts for the purchase of feed ingredients in an effort to manage our feed ingredient costs. The use of these instruments may not be successful. In addition, we have not designated the derivative financial instruments that we have purchased to mitigate commodity purchase exposures as cash flow hedges. Therefore, we recognize changes in the fair value of these derivative financial instruments immediately in earnings. Unexpected changes in the fair value of these instruments could adversely affect the results of our operations.

     Outbreaks of livestock diseases in general and poultry diseases in particular, including avian influenza, can significantly affect our ability to conduct our operations and demand for our products.

          We take precautions designed to ensure that our flocks are healthy and that our processing plants and other facilities operate in a sanitary and environmentally-sound manner. However, events beyond our control, such as the outbreaks of disease, either in our own flocks or elsewhere, could significantly affect demand for our products or our ability to conduct our operations. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh chicken or other products to or from our suppliers, facilities or customers, or require us to destroy one or more of our flocks. This could also result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our ability to market our products successfully and on our business, reputation and prospects.

          During the first half of 2006, there was substantial publicity regarding a highly pathogenic strain of avian influenza, known as H5N1, which has been affecting Asia since 2002 and which has also been found in Europe and Africa. It is widely believed that H5N1 is being spread by migratory birds, such as ducks and geese. There have also been some cases where H5N1 is believed to have passed from birds to humans as humans came into contact with live birds that were infected with the disease.

          Although highly pathogenic H5N1 has not been identified in North America, there have been outbreaks of low pathogenic strains of avian influenza in North America, and in Mexico outbreaks of both high and low-pathogenic strains of avian influenza are a fairly common occurrence. Historically, the outbreaks of low pathogenic avian influenza have not generated the same level of concern, or received the same level of publicity or been accompanied by the same reduction in demand for poultry products in certain countries as that associated with the highly pathogenic H5N1 strain. Accordingly, even if the highly pathogenic H5N1 strain does not spread to North or Central America, there can be no assurance that it will not materially adversely affect demand for North or Central American produced poultry internationally and/or domestically, and, if it were to spread to North or Central America, there can be no assurance that it would not significantly affect our ability to conduct our operations and/or demand for our products, in each case in a manner having a material adverse effect on our business, reputation and/or prospects.

     If our poultry products become contaminated, we may be subject to product liability claims and product recalls.

          Poultry products may be subject to contamination by disease-producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E.coli. These pathogens are generally found in the environment, and, as a result, there is a risk that they, as a result of food processing, could be present in our processed poultry products. These pathogens can also be introduced as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, although not eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling once the product has been shipped. Illness and death may result if the pathogens are not eliminated at the further processing, foodservice or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and prospects.

     Product liability claims or product recalls can adversely affect our business reputation, expose us to increased scrutiny by federal and state regulators and may not be fully covered by insurance.

          The packaging, marketing and distribution of food products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We could be required to recall certain products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

          If our poultry products become contaminated, we may be subject to product liability claims and product recalls. There can be no assurance that any litigation or reputational injury associated with product recalls will not have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

          We currently maintain insurance with respect to certain of these risks, including product liability insurance, property insurance, workers compensation insurance, business interruption insurance and general liability insurance, but in many cases such insurance is expensive, difficult to obtain and no assurance can be given that such insurance can be maintained in the future on acceptable terms, or in sufficient amounts to protect us against losses due to any such events, or at all. Moreover, even though our insurance coverage may be designed to protect us from losses attributable to certain events, it may not adequately protect us from liability and expenses we incur in connection with such events. Additionally, in the past, two of our insurers encountered financial difficulties and were unable to fulfill their obligations under the insurance policies as anticipated and, separately, two of our other insurers contested coverage with respect to claims covered under policies purchased, forcing us to litigate the issue of coverage before we were able to collect under these policies.

     Competition in the chicken industry with other vertically integrated poultry companies may make us unable to compete successfully in these industries, which could adversely affect our business.

          The chicken industry is highly competitive. In both the U.S. and Mexico, we primarily compete with other vertically integrated chicken companies.

          In general, the competitive factors in the U.S. chicken industry include price, product quality, product development, brand identification, breadth of product line and customer service. Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, we believe that competition is based on product quality, brand awareness, customer service and price. Further, there is some competition with non-vertically integrated further processors in the prepared chicken business. In Mexico, where product differentiation has traditionally been limited, we believe product quality and price have been the most critical competitive factors.

     The loss of one or more of our largest customers could adversely affect our business.

          Our two largest customers accounted for approximately 15.7% of our net sales in 2012, and our largest customer, Wal-Mart Stores, Inc., accounted for 9.7% of our net sales in 2012. Our business could suffer significant setbacks in revenues and operating income if we lost one or more of our largest customers, or if our customers’ plans and/or markets should change significantly.

     Our foreign operations pose special risks to our business and operations.

          We have significant operations and assets located in Mexico and may participate in or acquire operations and assets in other foreign countries in the future. Foreign operations are subject to a number of special risks such as currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and changes in laws and policies, including tax laws and laws governing foreign-owned operations.

          Currency exchange rate fluctuations have adversely affected us in the past. Exchange rate fluctuations or one or more other risks may have a material adverse effect on our business or operations in the future.

          Our operations in Mexico are conducted through subsidiaries organized under the laws of Mexico. Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims. Additionally, the ability of our Mexican subsidiaries to make payments and distributions to us may be limited by the terms of our Mexico credit facility and will be subject to, among other things, Mexican law. In the past, these laws have not had a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions. However, laws such as these may have a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions in the future.

     Disruptions in international markets and distribution channels could adversely affect our business.

          Historically, we have targeted international markets to generate additional demand for our products. In particular, given U.S. customers' general preference for white meat, we have targeted international markets for the sale of dark chicken meat, specifically leg quarters, which are a natural by-product of our U.S. operations' concentration on prepared chicken products. As part of this initiative, we have created a significant international distribution network into several markets in Mexico, the Far East and countries within the CIS. Our success in these markets may be, and our success in recent periods has been, adversely affected by disruptions in chicken export markets. For example, China imposed anti-dumping and countervailing duties on the U.S. chicken producers in 2010 which can be expected to deter Chinese importers from purchases of U.S.-origin chicken products. Additionally, from time to time Russia has restricted the importation of U.S. poultry products for the protection of their domestic poultry producers and in cases of allegations of consumer health issues.

          A significant risk is disruption due to import restrictions and tariffs, other trade protection measures, and import or export licensing requirements. In addition, disruptions may be caused by outbreaks of disease such as avian influenza, either in our flocks or elsewhere in the world, and resulting changes in consumer preferences.

          One or more of these or other disruptions in the international markets and distribution channels could adversely affect our business.

     Regulation, present and future, is a constant factor affecting our business.

          Our operations will continue to be subject to federal, state and local governmental regulation, including in the health, safety and environmental areas. We anticipate increased regulation by various agencies concerning food safety, the use of medication in feed formulations and the disposal of chicken by-products and wastewater discharges. Also, changes in laws or regulations or the application thereof may lead to government enforcement actions and the resulting litigation by private litigants, such as various wage and hour and environmental issues.

          On December 8, 2011, the USDA's Grain Inspection, Packers and Stockyards Administration issued new regulations under the Packers and Stockyards Act that would apply to all stages of a live poultry dealer's poultry grow-out. The new regulations significantly impact the relationship between integrated poultry processors, like us, and their independent growers. Among other things, the new regulations substantially limit our and our independent contract growers' freedom of contract, and affect the way we pay our independent contract growers. Many of the new regulations are, in our view, unclear, vague and will likely require litigation to determine their scope and impact. Such litigation could be costly to our industry and us. The new regulations could also lead to increased enforcement activity and private litigation against integrated poultry producers that could have a material adverse effect on our operations and financial operating results. Additionally, the new regulations could increase the cost of doing business or change the way in which we do business.

          In addition, unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations may also materially affect our business or operations in the future.

     New immigration legislation or increased enforcement efforts in connection with existing immigration legislation could cause the costs of doing business to increase, cause us to change the way we conduct our business or otherwise disrupt our operations.

          Immigration reform continues to attract significant attention in the public arena and the U.S. Congress. If new federal immigration legislation is enacted or if states in which we do business enact immigration laws, such laws may contain provisions that could make it more difficult or costly for us to hire U.S. citizens and/or legal immigrant workers. In such case, we may incur additional costs to run our business or may have to change the way we conduct our operations, either of which could have a material adverse effect on our business, operating results and financial condition. Also, despite our past and continuing efforts to hire only U.S. citizens and/or persons legally authorized to work in the U.S., we may be unable to ensure that all of our employees are U.S. citizens and/or persons legally authorized to work in the U.S. For example, U.S. Immigration and Customs Enforcement has investigated identity theft within our workforce. With our cooperation, during 2008 U.S. Immigration and Customs Enforcement arrested approximately 300 employees believed to have engaged in identity theft at five of our facilities. No assurances can be given that further enforcement efforts by governmental authorities will not disrupt a portion of our workforce or operations at one or more facilities, thereby negatively impacting our business. Also, no assurance can be given that further enforcement efforts by governmental authorities will not result in the assessment of fines that could adversely affect our financial position, operating results or cash flows.

     Loss of essential employees could have a significant negative impact on our business.

          Our success is largely dependent on the skills, experience, and efforts of our management and other employees. The loss of the services of one or more members of our senior management or of numerous employees with essential skills could have a negative effect on our business, financial condition and results of operations. If we are not able to retain or attract talented, committed individuals to fill vacant positions when needs arise, it may adversely affect our ability to achieve our business objectives.

     Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

          As of December 30, 2012, we employed approximately 33,000 persons in the U.S. and approximately 5,000 persons in Mexico. Approximately 36.3% of the Company’s employees were covered under collective bargaining agreements. Substantially all employees covered under collective bargaining agreements are covered under agreements that expired in 2011 or 2012 and remain subject to ongoing negotiations or will expire in 2013. We have not experienced any labor-related work stoppage at any location in over eight years. We believe our relationship with our employees and union leadership is satisfactory. At any given time, we will be in some stage of contract negotiations with various collective bargaining units. The Company is currently in negotiations with union locals in 11 locations, and there is no assurance that agreement will be reached or, if reached, will be on the terms that are favorable to the Company. In the absence of an agreement, we may become subject to labor disruption at any of these locations, which could have an adverse effect on our financial results.

     Extreme weather, natural disasters or other events beyond our control could negatively impact our business.

          Bioterrorism, fire, pandemic, extreme weather or natural disasters, including droughts, floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of our flocks, production or availability of feed ingredients, or interfere with our operations due to power outages, fuel shortages, damage to our production and processing facilities or disruption of transportation channels, among other things. Any of these factors could have an adverse effect on our financial results.

     We may face significant costs for compliance with existing or changing environmental requirements and for potential environmental obligations relating to current or discontinued operations.

          Compliance with existing or changing environmental requirements, including more stringent limitations imposed or expected to be imposed in recently-renewed or soon-to be renewed environmental permits, will require capital expenditures for installation of new or upgraded pollution control equipment at some of our facilities.

          In the past, we have acquired businesses with operations such as pesticide and fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

          New environmental requirements, stricter interpretations of existing environmental requirements, or obligations related to the investigation or clean-up of contaminated sites, may materially affect our business or operations in the future.

     JBS USA holds a majority of our common stock and has the ability to control the vote on most matters brought before the holders of our common stock.

          JBS USA holds a majority of the shares and voting power of our common stock and is entitled to appoint a majority of the members of our board of directors. As a result, JBS USA will, subject to restrictions on its voting power and actions in a stockholders agreement between us and JBS USA and our organization documents, have the ability to control our management, policies and financing decisions, elect a majority of the members of our board of directors at the annual meeting and control the vote on most matters coming before the holders of our common stock.

          Under the stockholders agreement between us and JBS USA, JBS USA has the ability to elect up to six members of our board of directors and the other holders of our common stock have the ability to elect up to two members of our board of directors. If the percentage of our outstanding common stock owned by JBS USA exceeds 80%, then JBS USA would have the ability to elect one additional member of our board of directors while the other holders of our common stock would have the ability to elect one less member of our board of directors.

     Our operations are subject to general risks of litigation.

          We are involved on an on-going basis in litigation with our independent contract growers or arising in the ordinary course of business or otherwise. Trends in litigation may include class actions involving consumers, shareholders, employees or injured persons, and claims relating to commercial, labor, employment, antitrust, securities or environmental matters. Litigation trends and the outcome of litigation cannot be predicted with certainty and adverse litigation trends and outcomes could adversely affect our financial results.

     We depend on contract growers and independent producers to supply us with livestock.

          We contract primarily with independent contract growers to raise the live chickens processed in our poultry operations. If we do not attract and maintain contracts with growers or maintain marketing and purchasing relationships with independent producers, our production operations could be negatively affected.

     Changes in consumer preference could negatively impact our business.

          The food industry in general is subject to changing consumer trends, demands and preferences. Trends within the food industry change often, and failure to identify and react to changes in these trends could lead to, among other things, reduced demand and price reductions for our products, and could have an adverse effect on our financial results.

     The consolidation of customers could negatively impact our business.

          Our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue throughout the U.S. and in other major markets. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products. Because of these trends, our volume growth could slow or we may need to lower prices or increase promotional spending for our products, any of which would adversely affect our financial results.

     Our future financial and operating flexibility may be adversely affected by our significant leverage.

          We have substantial indebtedness, which could adversely affect our financial condition. On a consolidated basis, as of December 30, 2012, we had approximately $667.5 million in secured indebtedness, $497.3 million of unsecured indebtedness and had the ability to borrow approximately $529.9 million under our credit agreements. Significant amounts of cash flow will be necessary to make payments of interest and repay the principal amount of such indebtedness.

     The degree to which we are leveraged could have important consequences because:

  It could affect our ability to satisfy our obligations under our credit agreements;

  A substantial portion of our cash flow from operations is required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

  Our ability to obtain additional financing and to fund working capital, capital expenditures and other general corporate requirements in the future may be impaired;

  We may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

  Our flexibility in planning for, or reacting to, changes in our business may be limited;

  It may limit our ability to pursue acquisitions and sell assets; and

  It may make us more vulnerable in the event of a continued or new downturn in our business or the economy in general.

          Our ability to make payments on and to refinance our debt, including our credit facilities, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to various business factors (including, among others, the commodity prices of feed ingredients and chicken) and general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

          There can be no assurance that we will be able to generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities in an amount sufficient to enable us to pay our debt obligations, including obligations under our credit facilities, or to fund our other liquidity needs. We may need to refinance all or a portion of their debt on or before maturity. There can be no assurance that we will be able to refinance any of their debt on commercially reasonable terms or at all.

     Media campaigns related to food production present risks.

          Individuals or organizations can use new social media platforms to publicize inappropriate or inaccurate stories or perceptions about the food production industry or our Company. Such practices could cause damage to the reputations of the Company and/or the food production industry in general. This damage could adversely affect our financial results.

Use of Proceeds

     We will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholder.

     We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares of Common Stock will be borne by the selling stockholder.

The Selling Stockholder

     The shares of our Common Stock to which this prospectus relates are being registered for offer and resale by William W. Lovette, the Company’s President and Chief Executive Officer, or the selling stockholder, who acquired shares of Common Stock pursuant to the Share Agreement. The following table sets forth certain information regarding the shares of our Common Stock beneficially owned by the selling stockholder as of February 27, 2013 and is based on 258,999,033 shares of our Common Stock outstanding on February 15, 2013.

Shares of
	Common	Shares of	Shares of Common
Selling Stockholder	Stock	Common Stock	Stock Owned After the
	Beneficially	Offered	Offering
Owned Prior
to Offering
Number %
William W. Lovette	211,000	200,000 *	11,000 **
President and Chief Executive Officer

     * 50% of the shares granted under the restricted share agreement vested and became non-forfeitable on the second anniversary of the Grant Date and the remaining 50% of the shares granted under the restricted share agreement will vest and become non-forfeitable on the third anniversary of the Grant Date, provided that Mr. Lovette remains in the employ of the Company through the vesting date. For purposes of the restricted share agreement, the Grant Date is defined as January 14, 2011.

     ** Less than 1%.

Plan of Distribution

     The “selling stockholders” as used herein includes the selling stockholder, his pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling stockholder as a gift or other transfer after the date of this prospectus. The selling stockholders may sell the shares of Common Stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our Common Stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of Common Stock by one or more of the following methods, without limitation:

  block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

  an exchange distribution in accordance with the rules of any stock exchange or quotation system on which the shares of Common Stock are listed;

  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  privately negotiated transactions;

  short sales;

  through the writing of options on the shares of Common Stock, whether or not the options are listed on an options exchange;

  through the distribution of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;

  one or more underwritten offerings on a firm commitment or best efforts basis; and

  any combination of any of these methods of sale.

     These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the shares of Common Stock by gift.

     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares of Common Stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares of Common Stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of Common Stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor the selling stockholder can presently estimate the amount of any such compensation.

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Commission staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of Common Stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares of Common Stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those shares of Common Stock. A selling stockholder may also loan or pledge the shares of Common Stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of Common Stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares of Common Stock offered by this prospectus.

     The selling stockholders and other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the particular shares of Common Stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares.

Legal Matters

     The validity of the shares of Common Stock offered hereby will be passed upon for us by Baker & McKenzie LLP.

Experts

     The consolidated financial statements of Pilgrim’s Pride Corporation as of December 30, 2012, and for the fifty three weeks ended December 30, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 30, 2012 consolidated financial statements contains an explanatory paragraph that states that KPMG LLP also has audited the retrospective adjustments applied to earnings per share in the 2011 and 2010 consolidated financial statements as described in “Note 15. Stockholder’s Equity” under the section “Rights Offering” but was not engaged to audit, review, or apply any procedures to the 2011 and 2010 consolidated financial statements of the Company other than with respect to the adjustments.

     The consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting described in “Note 15. Stockholder's Equity,” and schedule of Pilgrim’s Pride Corporation as of December 25, 2011 and for the two years then ended, appearing in Pilgrim’s Pride Corporation’s Annual Report (Form 10-K) for the fiscal year ended December 30, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

     The following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Exchange Act, are incorporated by reference into this prospectus:

  Annual report on Form 10-K for the fiscal year ended December 30, 2012, filed with the Commission on February 15, 2013;

  Current Report on Form 8-K, filed with the Commission on February 21, 2013; and

  The description of our Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 27, 2012, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     We incorporate by reference in this prospectus all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, which shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in the information we send to you). You may obtain a copy of any or all of the documents that have been incorporated by reference herein by writing to us at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634-9038, or telephoning (970) 506-8000.

Where You Can Find More Information

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation and location of the Public Reference Room. Our filings are also available to the public at the website maintained by the Commission at http://www.sec.gov and at our website at http://www.pilgrimspride.com.

Indemnification of Directors and Officers

     The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may limit the personal liability of each director to the corporation or its stockholders for monetary damages, except for liability arising because of any of the following:

  any breach of the director’s duty of loyalty to the corporation or its stockholders;

  acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;

  certain unlawful dividend payments or stock redemptions or repurchases; and

  any transaction from which the director derives an improper personal benefit.

     Our Amended and Restated Certificate of Incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages except for situations described in the bullet points listed above. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the bullet points listed above. This provision does not limit or eliminate our rights or any stockholder’s right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

     Our Amended and Restated Corporate Bylaws provide that the Company shall indemnify and hold harmless any present or former officer or director or any officer or director who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, from and against fines, judgments, penalties, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if it is determined that he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by or in the right of the Company) to which they are, or are threatened to be made, a party by reason of their serving in such positions, or is or was serving at the Company’s request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     According to the Amended and Restated Corporate Bylaws of the Company and Section 145 of the DGCL, the Company has the power to purchase and maintain insurance for its present and former directors, officers, employees and agents. The above discussion of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Corporate Bylaws and of Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated Corporate Bylaws and the DGCL.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference

     The Company hereby incorporates by reference the following documents filed with the Commission:

  Annual report on Form 10-K for the fiscal year ended December 30, 2012, filed with the Commission on February 15, 2013;

  Current Report on Form 8-K, filed with the Commission on February 21, 2013; and

  The description of our Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 27, 2012, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     We incorporate by reference in this registration statement all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, which shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     None.

     Item 6. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may limit the personal liability of each director to the corporation or its stockholders for monetary damages, except for liability arising because of any of the following:

  any breach of the director’s duty of loyalty to the corporation or its stockholders;

  acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;

  certain unlawful dividend payments or stock redemptions or repurchases; and

  any transaction from which the director derives an improper personal benefit.

     Our Amended and Restated Certificate of Incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages except for situations described in the bullet points listed above. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the bullet points listed above. This provision does not limit or eliminate our rights or any stockholder’s right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

     Our Amended and Restated Corporate Bylaws provide that the Company shall indemnify and hold harmless any present or former officer or director or any officer or director who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, from and against fines, judgments, penalties, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if it is determined that he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

     Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by or in the right of the Company) to which they are, or are threatened to be made, a party by reason of their serving in such positions, or is or was serving at the Company’s request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     According to the Amended and Restated Corporate Bylaws of the Company and Section 145 of the DGCL, the Company has the power to purchase and maintain insurance for its present and former directors, officers, employees and agents. The above discussion of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Corporate Bylaws and of Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, Amended and Restated Corporate Bylaws and the DGCL.

     Item 7. Exemption from Registration Claimed.

     The shares of our restricted common stock were issued as an inducement award to Mr. Lovette. This grant was exempt from registration pursuant to Section 4(2) of the Securities Act.

     Item 8. Exhibits.

     The following are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 of the Company’s Form 8-A filed on December 27, 2012).

4.2	Amended and Restated Corporate Bylaws of the Company (incorporated by reference from Exhibit 3.2 of the Company’s Form 8-A filed on December 27, 2012).

4.3

Stockholders Agreement dated December 28, 2009 between the Company and JBS USA Holdings, Inc., as amended, (incorporated by reference from Exhibit 4.1 of the Company’s Form 8-A filed on December 28, 2012).

4.4	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 29, 2009).

5.1	Opinion of Baker & McKenzie LLP. *

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).*

24	Power of Attorney (included on the signature page of the Registration Statement).*

99.1

Restricted Share Agreement dated January 14, 2011 between the Company and William W. Lovette (incorporated by reference from Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on January 18, 2011).

____________________
* filed herewith

     Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on February 27, 2013.

PILGRIM’S PRIDE CORPORATION

Date: February 27, 2013	By:	/s/ Fabio Sandri
Fabio Sandri
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Fabio Sandri his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Chairman of the Board
Wesley Mendonça Batista

/s/ William W. Lovette	President, Chief Executive Officer and Director	February 27, 2013
William W. Lovette

/s/ Fabio Sandri	Chief Financial Officer	February 27, 2013
Fabio Sandri	(Principal Financial and Accounting Officer)

/s/ Joesley Mendonça Batista	Director	February 27, 2013
Joesley Mendonça Batista

/s/ Michael L. Cooper	Director	February 27, 2013
Michael L. Cooper

/s/ Don Jackson	Director	February 27, 2013
Don Jackson

/s/ Charles Macaluso	Director	February 26, 2013
Charles Macaluso

/s/ Dr. David E. Bell	Director	February 25, 2013
Dr. David E. Bell

Director
Marcus Vinicius Pratini de
Moraes

/s/ Wallim Cruz De
Vasconcellos Junior	Director	February 26, 2013
Wallim Cruz De Vasconcellos
Junior

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 of the Company’s Form 8-A filed on December 27, 2012).

4.2	Amended and Restated Corporate Bylaws of the Company (incorporated by reference from Exhibit 3.2 of the Company’s Form 8-A filed on December 27, 2012).

4.3

Stockholders Agreement dated December 28, 2009 between the Company and JBS USA Holdings, Inc., as amended, (incorporated by reference from Exhibit 4.1 of the Company’s Form 8-A filed on December 28, 2012).

4.4	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 29, 2009).

5.1	Opinion of Baker & McKenzie LLP. *

23.1	Consent of KPMG LLP.*

23.2	Consent of Ernst & Young LLP.*

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).*

24	Power of Attorney (included on the signature page of the Registration Statement).*

99.1

Restricted Share Agreement dated January 14, 2011 between the Company and William W. Lovette (incorporated by reference from Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on January 18, 2011).

____________________
* filed herewith